Exhibit 10.205.3
STATEMENT OF WARRANT EXERCISE INDUCEMENT AND PRICE PROTECTION
In March 2007 the Company unilaterally offered a Warrant Exercise and Price Protection arrangement to second tranche warrant holders of the 2006 Private Placement. The Warrant Exercise Price Protection arrangement included a special warrant exercise inducement whereby (i) the warrant holder would receive 2.5 shares of our common stock for each $2.00 of warrant exercise price paid to us (this equates to an effective price of $0.80 per share) and (ii) the warrant holder would receive short-term ratchet-style price protection (through September 30, 2007) on March 2007 warrant exercises.